                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION


                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                   Fotoball USA, Inc.                               .
         ------------------------------------------------------------
         (Name of Registrant as Specified in its Charter)


         (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         1)      Title of each class of securities to which transaction applies:


         2)      Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 --------------------------------------------------------------
         4)      Proposed maximum aggregate value of transaction:______________
         5)      Total fee paid:_______________________________________________

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:_______________________________________
         2)      Form, Schedule or Registration Statement No.:_________________
         3)      Filing Party:_________________________________________________
         4)      Date Filed:______

                               FOTOBALL USA, INC.
                                 6740 COBRA WAY
                           SAN DIEGO, CALIFORNIA 92121

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 2002

                               -------------------

TO THE HOLDERS OF COMMON STOCK OF FOTOBALL USA, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Fotoball USA, Inc. (the "Corporation") will be held at 2:00 P.M., local time, on May 21, 2002, at the Wyndham Garden Hotel located at 5975 Lusk Boulevard, San Diego, California, for the following purposes:

         1. To elect one (1) director of the Corporation to hold office until the 2005 Annual Meeting of Stockholders and until the election and qualification of his successor.

         2. To transact such other business as may properly come before the meeting or any and all adjournments thereof.

         Only holders of record of the Corporation's Common Stock at the close of business on March 25, 2002 are entitled to receive notice of, and to vote at, the meeting and any adjournment(s) thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

         Stockholders who find it convenient are cordially invited to attend the meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to fill in, sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States.

                                         By Order of the Board of Directors,



                                         KAREN M. BETRO
                                         Secretary
Dated:  April 23, 2002

                               FOTOBALL USA, INC.
                                 6740 COBRA WAY
                           SAN DIEGO, CALIFORNIA 92121

                                -----------------

                                 PROXY STATEMENT

                                -----------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 2002

                                -----------------

         This statement is furnished in connection with the solicitation by the Board of Directors of Fotoball USA, Inc. (the "Corporation") of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at 2:00 P.M., local time, on May 21, 2002, at the Wyndham Garden Hotel located at 5975 Lusk Boulevard, San Diego, California, and at any adjournment(s) thereof. If proxy cards in the accompanying form are properly executed and returned, the shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), represented thereby will be voted as instructed on the proxy, but if no instructions are given, such shares will be voted (1) for the election as director of the Board of Directors of the nominee below, (2) in the discretion of the proxies named in the proxy card on any other proposals properly to come before the meeting or any adjournment thereof.

         Any proxy may be revoked prior to its exercise, but the attendance at the meeting by any stockholder who has previously given a proxy will not have the effect of revoking the proxy unless such stockholder delivers written notice of revocation to the secretary of the meeting prior to the exercise of the proxy. The approximate date of mailing of this Proxy Statement and the accompanying proxy card is April 23, 2002.

                                     VOTING

         Holders of record of the Common Stock on March 25, 2002 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, there were 3,584,033 shares of Common Stock outstanding and entitled to vote and a majority, or 1,792,018 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of the director named herein.

         The favorable vote of a plurality of the votes cast at the meeting is necessary to elect the director nominated for election at the meeting. Abstentions will have the same effect as votes against the proposals. Broker non-vote (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be disregarded for the proposal with respect to election of the director set above and will have no effect on the outcome of the votes for such proposal. However, broker non-votes will be treated as abstentions for the proposal with respect to amendment of the Plan set forth above and will have the same effect as a vote against such proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS SET FORTH ABOVE.

                              ELECTION OF DIRECTORS

         The Corporation's Certificate of Incorporation and By-laws provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The Board of Directors currently consists of four members. At the forthcoming meeting to be held on May 21, 2002, one director from the second class will be elected for a term expiring at the 2005 Annual Meeting of Stockholders. The Board of Directors has recommended Joel K. Rubenstein as the nominee for election as director from such class. The continuing director from the first class, Nicholas A. Giordano, is serving a term that expires on the date of the 2004 Annual Meeting of Stockholders and the continuing directors from the third class, Michael Favish and John J. Shea, are serving terms that expire on the date of the 2003 Annual Meeting of Stockholders.

         UNLESS OTHERWISE SPECIFIED IN THE ACCOMPANYING PROXY, THE SHARES VOTED PURSUANT THERETO WILL BE CAST FOR JOEL K. RUBENSTEIN AS THE DIRECTOR FROM THE SECOND CLASS, TO HOLD OFFICE UNTIL THE 2005 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS SUCCESSOR SHALL BE DULY ELECTED AND SHALL HAVE QUALIFIED. If, for any reason, at the time of election, Joel K. Rubenstein should be unwilling to accept nomination or election, it is intended that such proxy will be voted for the election, in his place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that Joel K. Rubenstein will be unable or unwilling to serve as a director, if elected.

         Information with respect to the Corporation's directors is set forth below.

-------------------------------------------------------------------------------------------------------------------
                                                          POSITIONS PRESENTLY HELD      HAS BEEN A
                  NAME                      AGE           WITH THE CORPORATION          DIRECTOR SINCE
-------------------------------------------------------------------------------------------------------------------
         CURRENT NOMINEE:
           Joel K. Rubenstein               65              Director                        1994

         DIRECTOR FROM FIRST CLASS:
           Nicholas A. Giordano             59              Director                        1998

         DIRECTOR FROM THIRD CLASS:
             Michael Favish                 53              Chairman, Chief Executive       1988
                                                            Officer and Director

             John J. Shea                   64              Director                        1999

         MICHAEL FAVISH has served as a director of the Corporation since his founding of the Corporation in December 1988 and as Chairman and Chief Executive Officer since April 2001 and as President, Chief Executive Officer and a director of the Corporation from March 1994 to April 2001. Mr. Favish has over 27 years of product design, manufacturing and sourcing experience and has established a number of strategic international sourcing alliances.

         JOHN J. SHEA has served as director of the Corporation since August 1999. Mr. Shea served as President and Chief Executive Officer of Spiegel, Inc. from 1985 through 1997 and Vice Chairman of Spiegel from 1989 to 1997. Before joining Spiegel, Mr. Shea worked 21 years at the John Wanamaker Corporation, Philadelphia, serving ultimately as Senior Vice President and a member of the Executive Board. Mr. Shea also served as a member of the Advisory Board of the Kellogg Graduate School of Management at Northwestern University, as the Chairman of the Board of Trustees of LaSalle University and as Chairman of the Board of the National Retail Federation, the world's largest retail trade association. Mr. Shea is currently serving, and has served, as a member of the Board of Directors of Pulte Corporation, a publicly-held corporation, since January 1995.

         NICHOLAS A. GIORDANO has served as a director of the Corporation since July 1998. In July 1998, Mr. Giordano was appointed interim President of LaSalle University for a one-year term. Additionally, from 1971 through August 1997, Mr. Giordano held various positions at The Philadelphia Stock Exchange, including from 1981 to 1997 as President and Chief Executive Officer. He also served as Chairman of the Board of the exchange's two subsidiaries: Stock Clearing Corporation of Philadelphia and Philadelphia Depository Trust Corporation. Mr. Giordano's previous business experience includes serving as Chief Financial Officer at two brokerage firms (1968-1971) and as a Certified Public Accountant at Price Waterhouse (1965-1971). Mr. Giordano is currently serving on the Board of Directors of Daisytek International and Selas Corporation of America, both of which are publicly-held corporations. Mr. Giordano is also currently serving on the Board of Directors of Kalmar Investments Inc. and the Board of Trustees WT Mutual Fund, both of which are investment companies.

         JOEL K. RUBENSTEIN has served as a director of the Corporation since August 1994. From April 1990 through April 1992 and from March 1994 to present, Mr. Rubenstein has been a partner of the Contrarian Group, Inc., an operating management company. In addition, from April 1994 to present, Mr. Rubenstein has been a principal of Oracle One Partners, Inc., a marketing management company. From April 1992 through March 1994, Mr. Rubenstein served as the Senior Project Manager, Business & Economic Development for Rebuild L.A., the recovery organization created after the Los Angeles riots. Prior to such time, from January 1985 through April 1990, Mr. Rubenstein served as the Vice President, Corporate Marketing for Major League Baseball, Office of the Commissioner.

DIRECTOR COMPENSATION

         Directors who are not employees of the Corporation receive cash compensation of $15,000 per calendar year and $2,500 per meeting attended and options to purchase 5,000 shares of Common Stock under the Corporation's 1998 Stock Option Plan (the "Plan") on July 1 of each year of service on the Board of Directors at the price equal to the then fair market value of the Common Stock. All directors are reimbursed for reasonable expenses incurred in connection with attendance of meetings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers and persons who own beneficially more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Corporation with copies of all such reports. To the Corporation's knowledge, based solely on a review of copies of such reports furnished to the Corporation, the Corporation believes that, during fiscal 2001, all Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock were in compliance except for a Form 4 for the statement period of October 2001 for Scott P. Dickey that was filed late. Mr. Dickey filed a Form 4 for October 2001 in December 2001 to correct the reporting error.

STOCK OWNERSHIP

         The following table sets forth certain information as of March 31, 2002 with respect to the Common Stock of the Corporation beneficially owned by (a) all persons known to the Corporation to own beneficially more than 5% of any class of voting security of the Corporation, (b) all directors and nominees, (c) the Named Executives (as defined under the caption "Executive Compensation") and
(d) all executive officers and directors of the Corporation as a group.

--------------------------------------------------------------------------------------------------------------------
                         SUMMARY OF BENEFICIAL OWNERSHIP
--------------------------------------------------------------------------------------------------------------------
                                                                       AMOUNT OF BENEFICIAL          % OF STOCK
NAME                                                                       OWNERSHIP (1)            OWNERSHIP (1)
-------------------------------------------------------------------- -------------------------- --------------------
Michael Favish                                                                    566,086 (2)           15.8%
Nicholas A. Giordano                                                               27,500 (3)             *
Joel K. Rubenstein                                                                 30,000 (4)             *
John J. Shea                                                                       36,000 (5)           1.0%
Scott P. Dickey                                                                    90,469 (6)           2.5%
Thomas R. Hillebrandt                                                              15,834 (7)             *
Jon D. Schneider                                                                    5,696 (8)             *
Steven B. Katzke                                                                   19,696 (9)             *
All officers and directors as a group (10 persons)                                890,613               24.8%
         *Less than 1%.


(1) This table identifies persons and entities having sole voting and/or investment power with respect to the shares set forth opposite their names as of March 31, 2002, according to information furnished to the Corporation by each of them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the conversion of convertible securities or the exercise of warrants or options. Percent of Common Stock ownership is based on 3,584,033 shares of Common Stock outstanding, and assumes that in each case the person or entity only, or the group only, exercised his or its rights to purchase all shares of Common Stock underlying stock options and warrants.
(2) Includes 110,000, 10,000, 4,667 and 7,667 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.69, $2.69, $6.63 and $2.00, respectively.
(3) Includes 5,000, 5,000, 5,000 and 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $2.38, $4.75, $4.00 and $1.90, respectively.
(4) Includes 7,500, 5,000, 5,000, 5000 and 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.69, $2.38, $4.75, $4.00 and $1.90, respectively.
(5) Includes 5,000, 5,000 and 5,000 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $4.84, $4.00 and $1.90, respectively.
(6) Includes 62,500 and 17,969 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.12 and $1.61, respectively.
(7) Includes 6,667 and 6,667 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $3.81 and $2.00, respectively.
(8) Includes 3,333 and 1,667 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $4.00 and $2.00, respectively.
(9) Includes 10,000, 3,334, 3,333 and 2,333 shares of Common Stock issuable upon exercise of currently exercisable options at per share exercise prices of $1.69, $2.69, $6.63 and $2.00, respectively.

                       MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 2001, the Board of Directors held five meetings. During such period, each of the then-current directors of the Corporation attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which such director served.

         The Board of Directors has standing audit and compensation committees.

         The members of the audit committee are Nicholas A. Giordano (Chairman), John J. Shea and Joel K. Rubenstein. The audit committee's primary responsibilities are described below under the heading Report of the Audit Committee. The audit committee held four meetings during the year ended December 31, 2001.

         The members of the compensation committee are Joel K. Rubenstein (Chairman), John J. Shea and Nicholas A. Giordano. The compensation committee's primary responsibility is to review the compensation arrangements relating to senior officers of the Corporation and to administer the Plan. The compensation committee held one meeting during the year ended December 31, 2001.

                          REPORT OF THE AUDIT COMMITTEE

         The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Corporation filing under the Securities Act of 1933 or by the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this Report by reference therein.

         During fiscal 2000, the Audit Committee of the Board of Directors developed a charter for the Committee, which was approved by the full Board on May 13, 2000. The Audit Committee's primary duties and responsibilities under the charter, which reflects standards set forth in the new Securities and Exchange Commission regulations and National Association of Securities Dealers ("NASD") rules, are to:

o Monitor the integrity of the Corporation's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

o Monitor the independence and performance of the Corporation's independent auditors.

o Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Corporation's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

         The Audit Committee meets at least four times a year following the completion of the auditor's review of the results of operations of the first three quarters of the fiscal year and the auditor's audit of the full fiscal year's results of operations. The members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards).

         The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by SAS 61, (Statement on Auditing Standards, Communications with Audit Committees), including the auditor responsibility under Generally Accepted Auditing Standards, Significant Accounting Policies, Management Judgements and Accounting Estimates, Significant Audit Adjustments, as well as any difficulties encountered in performing the audit or issues discussed prior to retention, or any consultation with other accountants. The Audit Committee has received from the auditor, written disclosure regarding the auditor's independence as required by Independence Standards Board Standard No. 1.

         The Audit Committee also discussed the change in auditors from Good, Swartz, Brown & Berns LLP to KPMG LLP in March 2002.

         Based on the review and discussion included above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in the Corporation's Annual Report on Form 10-K.

Members of the Audit Committee

Nicholas A. Giordano, Chairman
Joel K. Rubenstein
John J. Shea

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The independent public accountants that audited the Corporations financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, Hollander, Lumer & Co. ("Hollander"), merged with and into Good, Swartz, Brown & Berns LLP ("Good").

         Hollander's report on the financial statements of the Corporation for each of the previously audited financial statements for 2000 and 1999 did not contain any adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. Good's report on the financial statements of the Corporation for 2001 did not contain any adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles.

         In connection with the audits by Hollander of the Corporation's financial statements for 2000 and 1999 or Good's for 2001, there were no disagreements with Hollander or Good on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which if not resolved to Hollander's or Good's satisfaction, would have caused Hollander or Good to make reference to the subject matter of the disagreements in connection with its audit report with respect to financial statements of the Corporation for 2001, 2000 and 1999. The term disagreement is utilized in accordance with Instruction 4 to Item 304 of Regulation S-X.

         Effective March 7, 2002, the Corporation dismissed Good as the Corporation's independent accountant. Effective March 7, 2002, the Corporation engaged KPMG LLP ("KPMG") as the Corporation's new independent accountants. The dismissal of Good and retention of KPMG were approved by the Corporation's Audit Committee. The Corporation has determined that a national accounting firm will better serve its future auditing needs.

         A representative of Good will not be present at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting. The representative will also be available to respond to appropriate questions from any stockholder present at the meeting.

AUDIT FEES

         Good has billed $77,730 for professional services rendered for the audit of the Corporation's annual financial statements for 2001 and the reviews of the financial statements included in the Corporation's Forms 10-Q for 2001.

NON-AUDIT FEES

         Because no non-audit services were provided by Good in 2001, it was unnecessary for the Corporation's Audit Committee to consider whether the provision of such services is compatible with maintaining Hollander's independence.

                      REPORT OF THE COMPENSATION COMMITTEE

         Notwithstanding anything to the contrary, the following report of the Compensation Committee and the Performance Graph set forth later in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         The Compensation Committee of the Board of Directors is charged with the responsibility to administer compensation programs for the Corporation's executives and administer the Plan. To this end, the Committee has established the following fundamental philosophy for executive compensation:

         To assist the Corporation in attracting and retaining high quality talent, the Corporation shall provide executives with compensation packages that include a base pay that is competitive in the marketplace and the ability to substantially increase their compensation through performance. The performance component of each executive's compensation package shall be established to assist the Corporation in achieving overall corporate performance goals that ultimately enhance shareholder value.

         In accordance with this philosophy, the Corporation compensates its executives through three primary sources; base pay, a performance-based annual bonus, and stock options. Under this approach the Corporation sees that a significant portion of the compensation for these officers is "at risk."

Base Pay

         The Corporation sets salaries for executives taking into account the competitive marketplace, a subjective assessment of the nature of the position. For the Corporation this marketplace includes companies of similar size and companies in the sporting goods, novelties and promotions markets. Adjustments to base salaries are based on recommendations from the Chief Executive Officer and the President.

Annual Bonus Plan

         The Corporation maintains a management incentive plan that includes the executive managers and certain other managers. The plan allows for payment of annual cash rewards based on the accomplishment of goals specified by the Corporation. The goals are established base on one or more of the following criteria:

         Gross profit
         Pre-tax income or
         Any combination of above

         Targets are established prior to the beginning of each fiscal year during the budgeting process and approved by the Compensation Committee. The Compensation Committee has established three separate pre-tax income targets which, if achieved by the Corporation, would entitle the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer and the Vice President of Operations bonuses calculated as various percentages of their base salaries.

Stock Options

         The Corporation utilizes incentive stock options to compensate executives primarily as a long-term incentive. From time to time the committee approves the grant of options to the executives based on a number of subjective factors, including performance of the Corporation and performance of the individual executive's functional area of responsibility.

Compensation of the Chief Executive Officer

         Compensation of the Chief Executive Officer is based on the terms and conditions of a contractual agreement signed in 1999. The contract allows for annual increases in base compensation at the discretion of the Compensation Committee and allows Mr. Favish annual stock option grants of not less than 10,000 shares (see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" section below). For 2002, the Compensation Committee has established three separate pre-tax net income targets which if achieved by the Corporation during such period, would entitle Mr. Favish to a bonus compensation of sixty percent (60%), seventy five percent (75%) and one hundred percent (100%), respectively, of his base salary.

Members of the Compensation Committee

Joel K. Rubenstein, Chairman
John J. Shea
Nicholas A. Giordano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There is no relationship required to be disclosed under this caption.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows, for the fiscal years ended December 31, 1999, 2000 and 2001, the compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for the fiscal year ended December 31, 2001.

--------------------------------------------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------
                                                                                                     LONG-TERM
                                                        ANNUAL COMPENSATION                        COMPENSATION
                                          ------------------------------------------------      --------------------
Name and Principal Position                Year     Salary ($)    Bonus ($)     Other ($)           Options (#)
------------------------------------------------------------------------------------------      --------------------
Michael Favish                             2001       $230,000      $25,000       $19,663  (1)          23,000
     Chairman and Chief Executive          2000        210,000           --        19,746  (2)              --
     Officer                               1999        190,000       47,000        22,070  (3)           7,000

Scott P. Dickey                            2001       $150,000      $37,500        $7,035  (4)         160,938
     President  and Chief Operating        2000             --           --            --                   --
     Officer                               1999             --           --            --                   --

Thomas R. Hillebrandt                      2001       $120,000      $10,000        $8,051  (5)          20,000
     Senior Vice President and Chief       2000         51,923       10,000         1,500  (6)          20,000
     Financial Officer                     1999             --           --            --                   --

Jon D. Schneider                           2001       $105,000      $24,000       $13,516  (7)           5,000
     Vice President, Promotion and         2000         51,500       10,000         1,500  (8)          10,000
     Team Sales                            1999         70,507        2,000            --                   --

Steven B. Katzke                           2001       $100,000      $54,837        $3,000  (9)           7,000
     Vice President, Entertainment         2000         90,000       20,000         3,000 (10)              --
     Sales and Marketing                   1999         75,000       75,000            --                5,000

(1) Includes $9,000 for reimbursement of automobile expenses, $8,546 for disability insurance coverage and $2,117 for health insurance coverage

(2) Includes $9,000 for reimbursement of automobile expenses, $8,000 for disability insurance coverage and $2,746 for health insurance coverage.

(3) Includes $9,000 for reimbursement of automobile expenses, $7,700 for disability insurance coverage and $5,370 for health insurance coverage.

(4) Includes $4,500 for reimbursement of automobile expenses, $1,034 for disability insurance coverage and $1,501 for health insurance coverage.

(5) Includes $3,000 for reimbursement of automobile expenses, $132 for disability insurance coverage and $4,919 for health insurance coverage.

(6)  Includes $1,500 for reimbursement of automobile expenses.

(7) Includes $3,000 for reimbursement of automobile expenses and $10,516 for health insurance coverage.

(8)  Includes $1,500 for reimbursement of automobile expenses.

(9)  Includes $3,000 for reimbursement of automobile expenses.

(10) Includes $3,000 for reimbursement of automobile expenses.

STOCK OPTIONS

         The following table contains information concerning the grant of stock options under the Plan to the Named Executives during the Corporation's last fiscal year.

-------------------------------------------------------------------------------------------------------------------
                   OPTIONS GRANTED TO NAMED EXECUTIVES IN 2001
-------------------------------------------------------------------------------------------------------------------
                                                   % OF TOTAL
                               # OF SECURITIES       OPTIONS                                    ESTIMATED PRESENT
                                 UNDERLYING        GRANTED IN      EXERCISE       EXPIRATION      VALUE AT GRANT
NAME                           OPTIONS GRANTED        2001       PRICE ($/SH)        DATE            DATE(1)
----------------------------- ------------------ --------------- -------------- --------------- -------------------
Michael Favish                       23,000           8.54%          $2.00          05/24/11           $26,450

Scott Dickey                        125,000          46.39%          $1.12          03/28/11           $80,000
                                     35,938          13.34%          $1.61          06/21/11            33,422

Thomas R. Hillebrandt                20,000           7.42%          $2.00          05/24/11           $23,000

Jon D. Schneider                      5,000           1.86%          $2.00          05/24/11            $5,750

Steven B. Katzke                      7,000           2.60%          $2.00          05/24/11            $8,050

(1) Consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the present value on the date of grant is estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 88%, risk-free interest rate of 2.93%, assumed forfeiture rate of 4% and an expected life of 3 years.

         The Corporation has not granted any stock appreciation rights and does not have a long-term incentive plan.

OPTION HOLDINGS

         The following table sets forth stock options exercised by the Named Executives during 2001 and unexercised options held by the Named Executives as of the end of 2001.

----------------------------------------------------------------------------------------------------------------------------
                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
----------------------------------------------------------------------------------------------------------------------------
                                                              SECURITIES UNDERLYING                VALUE OF UNEXERCISED
                                 SHARES        VALUE          UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                EXERCISED    REALIZED            12/31/01 (#)(1)                      12/31/01 ($)(2)
NAME                               (#)          ($)         EXERCISABLE    UNEXERCISABLE        EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------
Michael Favish                     --           --             124,667         25,333             $183,440         $29,900
Scott P. Dickey                    --           --                  --        160,938                   --        $333,235
Thomas R. Hillebrandt              --           --               6,667         33,333                   --         $26,000
Jon D. Schneider                   --           --               3,333         11,667                   --         $ 6,500
Steven B. Katzke                   --           --              16,667          8,667              $18,160         $ 9,100

(1) This represents the total number of shares subject to stock options held by the Named Executives as of December 31, 2001. These options were granted on various dates during the years 1994 through 2001.
(2) Based on the $3.30 closing price of the Corporation's Common Stock on the Nasdaq National Market on December 31, 2001.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Corporation is party to an employment agreement (the "Favish Agreement") with Michael Favish, which provides that Mr. Favish will serve as Chief Executive Officer for a three-year term commencing on August 10, 1999. Mr. Favish's annual base salary was $190,000 during 1999, $210,000 during 2000, $230,000 during 2001 and was increased to $250,000 for 2002, with annual increases at the discretion of the compensation committee. Mr. Favish is also entitled to a bonus at the discretion of the compensation committee and will be granted options, vesting over a three-year period, to purchase not less than 10,000 shares of Common Stock per year at a per share exercise price equal to the then-current fair market value. During 1999, Mr. Favish waived his right to receive options to purchase 3,000 shares of Common Stock and received options to purchase 7,000 shares of Common Stock, pursuant to the Favish Agreement. During 2000, Mr. Favish waived his right to receive options to purchase 10,000 shares of Common Stock, pursuant to the Favish Agreement. During 2001, Mr. Favish received options to purchase 23,000 shares of Common Stock pursuant to the Favish Agreement.

         The Favish Agreement also provides that Mr. Favish will not engage in a business which competes with the Corporation for the term of the Favish Agreement and for one year thereafter. In the event that Mr. Favish's employment is terminated as a result of a Constructive Termination (as defined in the Favish Agreement), the Favish Agreement provides that the Corporation will pay Mr. Favish the base salary and bonus compensation payable to Mr. Favish for a period equal to the greater of (i) the remainder of the term of the Favish Agreement or (ii) one year. In the event that Mr. Favish's employment is terminated following a Change in Control of the Corporation (as defined in the Favish Agreement), the Favish Agreement provides that the Corporation will pay Mr. Favish a termination and non-competition payment equal to the greater of (i) the base salary and bonus compensation payable to Mr. Favish through the remainder of the term of the Favish Agreement or (ii) 2.99 times Mr. Favish's base salary and bonus compensation for the calendar year prior to such termination.

         The Corporation is party to an employment agreement (the "Dickey Agreement") with Scott P. Dickey which provides that Mr. Dickey will serve as President and Chief Operating Officer for a two-year term commencing on April 2, 2001 and continuing until April 1, 2003. Mr. Dickey's annual base salary will be $200,000 during the term of the Dickey Agreement. Mr. Dickey is also entitled to a bonus based on a bonus compensation plan jointly established between the Board of Directors and Mr. Dickey. Such plan will be based on pre-tax net income targets determined in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis. The Dickey Agreement provides that the Board of Directors will establish three separate pre-tax net income targets which if achieved by the Corporation during such period, would entitle Mr. Dickey to a bonus compensation of fifty percent (50%), seventy five percent (75%) and one hundred percent (100%), respectively of his base salary. For the fiscal year ended December 31, 2001, the minimum bonus compensation was $37,500. The Dickey Agreement also provides that Mr. Dickey shall receive options to purchase 125,000 shares of Common Stock at $1.12 per share (the market price on March 28, 2001, the date the Dickey Agreement was signed) and purchase 35,938 shares of Common Stock at $1.61 per share (the market price on June 21, 2001) subject to and in accordance with, the Plan. Fifty percent (50%) of all options issued under the Dickey Agreement shall vest as of April 1, 2002 and the remaining options shall vest as of April 1, 2003. In the event Mr. Dickey is terminated for cause (as defined in the Dickey Agreement), the Dickey Agreement provides that Mr. Dickey is no longer entitled to any compensation. In the event the agreement is involuntary terminated for good reason (as defined in the Dickey Agreement), Mr. Dickey is entitled to a lump sum payment equal to the unpaid base salary for the remainder of the term of the agreement, and the granted options will automatically become fully vested and exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Michael Favish, Chairman and Chief Executive Officer of the Corporation, and Karen Betro, Vice President of Operations of the Corporation, have a long-term relationship with no spousal rights. Derrick Favish, a non-officer employee and stockholder of the Corporation, is the brother of Michael Favish, the Chairman and

Chief Executive Officer of the Corporation. Terry Favish, non-officer employee of the Corporation, is the son of Michael Favish.

         Any future transaction with directors, executive officers or their affiliates, including, without limitation, any granting or forgiveness of loans, will be made only if the transaction has been approved by a majority of the then independent and disinterested members of the Board of Directors and is on terms no less favorable to the Corporation than could have been obtained from unaffiliated parties.


                                PERFORMANCE GRAPH

         The following graph compares cumulative total returns for the Corporation's common stock to the cumulative total returns of the Russell 2000 Index ("Russell 2000") and Standard & Poor's SmallCap 600 Index ("SmallCap 600") for the five-year period ending December 31, 2001. The data assumes $100 invested on December 31, 1996 in each of the Corporation's stock, the Russell 2000 and SmallCap 600 indexes. The cumulative return for the Russell 2000 and SmallCap 600 assume dividends are reinvested. The Corporation did not pay dividends during this period.

                                [Graphic Omitted]

----Fotoball USA, Inc.        -- -- Russell 2000        - - - S&P Small Cap 600

$200        $150     $100    $50     $0

12/96      12/97    12/98   12/99   12/00    12/01

                                          Cumulative Total Return
                     ---------- ---------- ----------- ---------- ----------- ----------
                       12/96      12/97      12/98       12/99      12/00       12/01
                     ---------- ---------- ----------- ---------- ----------- ----------
Fotoball USA, Inc.     $100.00     $29.05      $71.16    $132.84      $23.79     $69.47
Russell 2000           $100.00    $120.52     $116.37    $139.20     $133.35    $134.72
S&P SmallCap 600       $100.00    $124.53     $121.91    $135.96     $150.94    $159.60

                                 OTHER BUSINESS

         The Board of Directors of the Corporation knows of no other matters that may be presented at the Annual Meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the next annual meeting of the Corporation's stockholders must be received by the Corporation for inclusion in the Corporation's 2003 Proxy Statement on or prior to December 17, 2002 (120 days prior to the estimated date of mailing for the Corporation's 2003 Annual Meeting of the Stockholders).

         Such proposals should be sent to the Chief Financial Officer of the Corporation by certified mail, return receipt requested. A proxy will confer discretionary authority to management of the Corporation to vote on any matter at the next annual meeting of the Corporation's stockholders other than matters for which the Corporation received notice by a stockholder prior to March 3, 2003; provided, however, that if the 2003 Annual Meeting is held more than 30 days from May 21, 2003, the Corporation will notify the stockholders of a revised date for submitting notice to the Corporation.

                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

         The Annual Report to Stockholders of the Corporation for the year ended December 31, 2001 is being furnished simultaneously herewith. Such report and the financial statements included therein are not to be considered a part of this Proxy Statement.

         UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, MANAGEMENT WILL PROVIDE, FREE OF CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENTS AND EXHIBITS THERETO. REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, FOTOBALL USA, INC., 6740 COBRA WAY, SAN DIEGO, CALIFORNIA 92121.

                              COST OF SOLICITATION

         The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made personally, by telephone, by telegraph or by mail by officers, directors and employees of the Corporation, without additional remuneration therefore, and arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for their reasonable out-of-pocket expenses.

         It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                            By Order of the Board of Directors,


                                            KAREN M. BETRO
                                            Secretary
Dated:  April 23, 2002
San Diego, California

PROXY
                               FOTOBALL USA, INC.


                  ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 2002


     The undersigned hereby appoints Michael Favish and Thomas R. Hillebrandt, and each of them, his/her attorneys and proxies with full power of substitution to vote and act with respect to all shares of Common Stock of Fotoball USA, Inc. (the "Corporation") of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 2:00 P.M., local time, on May 21, 2002 or at any adjournment(s) thereof (the "Meeting"), and instructs them to vote as indicated on the matters referred to in the Proxy Statement for the Meeting, receipt of which is hereby acknowledged, with discretionary power to vote upon such other business as may properly come before the Meeting or any adjournment(s) thereof.


               PLEASE VOTE, SIGN AND DATE THIS PROXY AND RETURN IT
                     IN THE ENCLOSED POSTAGE PAID ENVELOPE.

     This Proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.


--------------------------------------------------------------------------------
                                                 (Continues on the reverse side)

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION. The Board of Directors recommends that you vote FOR the following proposals:


1. To elect one director to hold office until the 2005 Annual Meeting of Stockholders and until the election and qualification of his successor:

     [ ] FOR the nominee listed below     [ ] WITHHOLD AUTHORITY to vote for the
                                              nominee listed below

    Nominee: Joel K. Rubenstein
             ------------------

2.  To transact such other business as may properly come before the Meeting.


                             RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.


                             Dated____________________________________________

                             _________________________________________________

                             _________________________________________________

                                      Signature(s) of Stockholder(s)

                             This Proxy shall be signed exactly as your name(s) appears hereon, if as attorney, executor, guardian or in some representative capacity or as an officer of a corporation, please add title as such.